057 Putnam Europe Equity Fund attachment
12/31/04 Semi

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended December 31, 2004, Putnam Management
has assumed $21,710 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		4,235
Class B		1,201
Class C		31

72DD2 (000s omitted)

Class M		78

73A1 (000s omitted)

Class A		0.2630
Class B		0.1060
Class C		0.1110

73A2 (000s omitted)

Class M		0.0920
Class R		0.2290

74U1 (000s omitted)

Class A		16,279
Class B		11,198
Class C		282

74U2 (000s omitted)

Class M		848

74V1

Class A		20.93
Class B		20.24
Class C		20.80

74V2

Class M		20.81
Class R		20.91